OPINION AND CONSENT OF BENNETT JONES LLP

Exhibits 5.1 and 23.1

December 16, 2016

Klondex Mines Ltd.
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
Canada

Dear Sirs/Mesdames:

Re: Registration Statement on Form S-8

We have acted as counsel to Klondex Mines Ltd. (the "Corporation"), a British Columbia corporation, in connection with the Corporation's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 12,860,717 common shares of the Corporation (the "Common Shares") that may be issued pursuant to the Corporation's (i) share incentive plan dated for reference May 9, 2013 (the "Prior Share Incentive Plan"), and (ii) share option and restricted share unit plan dated effective May 13, 2016 (the "Current Share Incentive Plan" and together with the Prior Share Incentive Plan, the "Plans").

In connection with rendering this opinion, we have, among other things:

(a)	examined, among other things,

	(i)	a copy of the articles and notice of articles of the Corporation;

	(ii)	a certified copy dated December 16, 2016 of the resolutions passed by the directors of the Corporation approving, among other things, the Prior Share Incentive Plan;

	(iii)	a certified copy dated December 16, 2016 of the resolutions passed by the shareholders of the Corporation approving, among other things, the Prior Share Incentive Plan;

	(iv)	a certified copy dated December 16, 2016 of the resolutions passed by the directors of the Corporation approving, among other things, the Current Share Incentive Plan; and

	(v)	a certified copy dated December 16, 2016 of the resolutions passed by the shareholders of the Corporation approving, among other things, the Current Share Incentive Plan; and

(b)

considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinion expressed below.

The opinion expressed herein is subject to the following exceptions, qualifications and assumptions:

(a)

we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles) and the truthfulness and accuracy of the corporate records of the Corporation and of all certificates of public officials and officers of the Corporation, not being aware of any reason why the addressee of this opinion would not be entitled to rely on any of the certificates upon which we are relying in rendering this opinion; and

(b)	we have assumed that the Common Shares issued under the Plans will be issued in compliance with all applicable securities laws.

We are solicitors qualified to practice law in the Province of British Columbia and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based on and relying upon the foregoing and subject to the qualifications hereinbefore and hereinafter set forth, we are of the opinion that the Common Shares will, when issued from time to time upon the due exercise or redemption, as applicable, of options or restricted share units granted under the Plans in accordance with the terms and conditions thereof and in accordance with the terms and conditions of the Plans, including without limitation the payment of the exercise price, if any, applicable thereto, be validly issued by the Corporation as fully paid and non-assessable common shares in the capital of the Corporation.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion may not be relied upon, used, nor quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent. This opinion is given as of the date hereof and is based upon laws in effect and facts understood to be in existence as of the date hereof. We express no opinion as to the effect of any future change in law or fact on our opinions herein, and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion after the date hereof.

Yours truly,

/s/ Bennett Jones LLP
Bennett Jones LLP